Table of Contents

Exhibit 1

PHYSICAL STATISTICS

	IQ	IIQ	IIIQ	IVQ	IQ	IIQ
	2006	2006	2006	2006	2007	2007

Total lines in service at the end of period	2,418,073	2,338,444	2,235,686	2,215,629	2,185,041	2,181,717
Average number of lines in service (quarterly)	2,427,188	2,383,563	2,292,203	2,223,791	2,196,788	2,183,452
Flexible plans (number of lines)	1,149,483	1,215,721	1,266,261	1,324,597	1,364,659	1,413,237
Number of lines installed (1)	3,015,516	3,017,825	3,018,744	3,021,487	3,020,434	3,023,567
Public telephones in service at end of period	23,465	22,698	22,901	22,295	22,295	22,217
Effective minutes of local traffic measured by second (million)	2,550	2,552	2,375	2,167	2,113	2,149
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	144,003	133,179	134,255	130,704	134,335	136,547
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	17,350	16,560	16,483	17,730	18,038	17,720
Access charge traffic (thousands of minutes)	790,043	749,694	717,092	675,766	650,837	624,928
Number of lines connected	97,695	87,421	93,065	105,822	100,999	114,458
Number of CTC's employees (end of period) (2)	2,724	2,762	2,842	2,973	3,109	3,310
Number of subsidiaries' employees (end of period) (2)	822	676	677	687	770	812
TV customers (end of period)	-	10,423	52,380	94,209	129,062	171,386
ADSL connections (end of period)	356,986	419,040	464,764	495,479	527,057	574,464

(1) Includes circuits and ISDN lines in order to indicate the real capacity of the network.
(2) Permanent personnel plus personnel with fixed term contracts are included.

ANNUAL VARIATION

	IQ	IIQ	IIIQ	IVQ	IQ	IIQ
	2006	2006	2006	2006	2007	2007

Total lines in service at the end of period	-0.8%	-4.8%	-9.7%	-9.2%	-9.6%	-6.7%
Average number of lines in service (quarterly)	-0.2%	-2.6%	-7.1%	-9.6%	-9.5%	-8.4%
Flexible plans (number of lines)	57.0%	43.7%	31.3%	25.6%	29.4%	16.2%
Number of lines installed (1)	-1.1%	-0.7%	0.0%	0.5%	0.2%	0.2%
Public telephones in service at end of period	-16.2%	-15.9%	-10.5%	-7.7%	-5.0%	-2.1%
Effective minutes of local traffic measured by second (million)	-14.1%	-17.8%	-21.7%	-25.4%	-17.1%	-15.8%
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	-6.1%	-14.2%	-10.1%	-9.0%	-6.7%	2.5%
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	11.0%	-2.4%	-1.2%	8.8%	4.0%	7.0%
Access charge traffic (thousands of minutes)	-15.5%	-20.4%	-17.3%	-18.9%	-17.6%	-16.6%
Number of lines connected	10.0%	-9.5%	3.9%	27.3%	3.4%	30.9%
Number of CTC's employees (end of period) (2)	-5.3%	-5.2%	-3.5%	1.0%	14.1%	19.8%
Number of subsidiaries' employees (end of period) (2)	-15.4%	-31.4%	-30.5%	-28.8%	-6.3%	20.1%
TV customers (end of period)	-	-	-	-	-	-
ADSL connections (end of period)	60.9%	69.3%	73.2%	57.7%	47.6%	37.1%